Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports 2025 Full Year and Fourth Quarter Results and Declares $0.10 Quarterly Cash Dividend

Fourth Quarter Performance Highlights

●	Net Income: Net income for the quarter ended December 31, 2025 totaled $33 thousand (after giving effect to a $6.1 million provision for credit losses), versus $3.5 million (after giving effect to a $1.3 million provision for credit losses) for the prior linked quarter and $3.9 million (after giving effect to a $400 thousand provision for credit losses) for the quarter ended December 31, 2024.
●	Pre-Provision Net Revenue: Pre-provision net revenue (non-GAAP) was $6.2 million or 1.08% of average assets for the quarter ended December 31, 2025, which was the highest level since the fourth quarter of 2022, versus $6.0 million or 1.05% of average assets in the prior linked quarter and $5.6 million or 1.00% of average assets in the fourth quarter of 2024.
●	Net Interest Income: Net interest income was $15.8 million (inclusive of a $400 thousand accrued interest reversal related to a C&I loan placed on nonaccrual) for the quarter ended December 31, 2025, an increase of $0.6 million, or 3.99% from the quarter ended September 30, 2025 and $2.0 million, or 14.64%, from the quarter ended December 31, 2024.
●	Net Interest Margin Expansion: The Company’s net interest margin for the quarter ended December 31, 2025 increased to 2.84% from 2.74% for the quarter ended September 30, 2025 (inclusive of a 7 basis point reduction related to the aforementioned C&I loan) and 2.53% in the quarter ended December 31, 2024.
●	Continued Expense Management: The Company continues to focus on expense management and as a result, the operating efficiency ratio improved to 66.46% in the quarter ended December 31, 2025, which was the lowest level since the first quarter of 2024, versus 66.71% in the prior linked quarter and 68.91% in the fourth quarter of 2024.
●	Deposit Growth: Total deposits increased $53.6 million or 2.71% from September 30, 2025 and $74.1 million or 3.79% from December 31, 2024. Demand deposits increased $14.8 million, or 6.35% from September 30, 2025 and $36.1 million, or 17.07%, from December 31, 2024, driven by the success of our C&I business banking relationships, which improved the loan to deposit ratio to 99% at December 31, 2025.
●	Loan Diversification Strategy: The Company continues to actively manage its Multifamily and Commercial Real Estate portfolios which resulted in a reduction in the commercial real estate concentration ratio to 360% of capital at December 31, 2025 from 385% at December 31, 2024. The Company will selectively explore Commercial Real Estate opportunities with an emphasis on relationship based Commercial Real Estate lending.

●	Asset Quality Enhancement: During the quarter ended December 31, 2025, the Company initiated a strategic credit cleanup and removed $9.6 million of non-performing loans (“NPLs”) from the balance sheet. Through proactive and focused NPL resolution, we have improved our credit risk profile with a combination of charge-offs and loan sales.
●	Strong Liquidity Position: At December 31, 2025, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $776.9 million, or approximately 255% of uninsured deposit balances. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 85% of total deposits at December 31, 2025.
●	Share Repurchases: For the quarter ended December 31, 2025, the Company repurchased 56,711 shares of its common stock, which represented approximately 0.8% of shares outstanding at the beginning of the period, at a weighted average price of $22.60 per share. The Company may repurchase up to 366,050 shares of its common stock through the share repurchase program. As of December 31, 2025, there were 284,075 shares remaining to be purchased.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 26, 2026 to stockholders of record on February 12, 2026.
●	Further Long Island Expansion: It is expected that the Company will once again expand its geographic footprint with the opening of a full-service branch in a state-of-the-art facility in downtown Riverhead, New York. Business development staff have already joined the Company in anticipation of the opening of this location. Subject to regulatory approvals, the Bank expects to open the branch later this year. A temporary office location in Riverhead will be operational by the end of the first quarter of 2026.

Mineola, NY – January 29, 2026 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter and year ended December 31, 2025 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 26, 2026 to stockholders of record on February 12, 2026.

Earnings Summary for the Quarter Ended December 31, 2025

The Company reported net income for the quarter ended December 31, 2025 of $33 thousand (after giving effect to a $6.1 million provision for credit losses) versus $3.9 million (after giving effect to a $400 thousand provision for credit losses) for the quarter ended December 31, 2024.

The decrease in net income recorded in the fourth quarter of 2025 from the comparable 2024 quarter resulted from an increase in provision for credit losses and a decrease in non-interest income, consisting primarily of gain on sale of loans held-for-sale.  These were partially offset by an increase in net interest income.

Net interest income was $15.8 million for the quarter ended December 31, 2025 (inclusive of a $400 thousand accrued interest reversal related to a C&I nonaccrual loan), an increase of $2.0 million, or 14.64% from the comparable 2024 quarter.  This increase was due to improvement of the Company’s net interest margin to 2.84% in the 2025 quarter from 2.53% in the comparable 2024 quarter.  The cost of interest-bearing liabilities decreased to 3.67% in the 2025 quarter from 4.24% in the comparable 2024 quarter, a decrease of 57 basis points.  This decrease was partially offset by a 22 basis point decrease in the yield on interest earning assets to 5.84% in the 2025 quarter from 6.06% in the fourth quarter of 2024.  Net interest income on a linked quarter basis increased $0.6 million or 3.99%, resulting from a 22 basis point decrease in cost of interest-bearing liabilities, partially offset by a 10 basis point decrease in the yield on interest earning assets.

In October 2020, the Company issued $25 million of 10-year fixed-to-floating rate subordinated notes with a coupon rate of 5.00% fixed for the first five years.  The Notes may now be redeemed by the Company and have a stated maturity of October 15, 2030, and bear interest until the maturity date or early redemption date at a variable rate equal to the then benchmark rate, which is a Three-Month Term Secured Overnight Financing Rate (SOFR) plus 487.4 basis points.  As of December 31, 2025, the variable interest rate was 8.76%.

Earnings Summary for the Year Ended December 31, 2025

For the year ended December 31, 2025, the Company reported net income of $7.5 million or $1.00 per diluted share (including Series A preferred shares), versus $12.3 million or $1.66 per diluted share (including Series A preferred shares) a year ago.  The Company recorded adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) of $10.1 million or $1.35 per diluted share in the year ended December 31, 2025, versus adjusted (non-GAAP) net income (excluding severance and retirement expenses of $0.2 million, net of tax) of $12.5 million or $1.68 per diluted share a year ago.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.33%, 3.73% and 4.13%, respectively, for the year ended December 31, 2025, versus 0.55%, 6.45% and 7.18%, respectively, a year ago.  Adjusted (non-GAAP) returns, exclusive of core system conversion expenses on average assets, average stockholders’ equity and average tangible equity were 0.45%, 5.01% and 5.55%, respectively, in the year ended December 31, 2025, versus 0.56%, 6.54% and 7.28%, respectively, in the year ended December 31, 2024, exclusive of severance and retirement expenses for the 2024 period.

The decrease in net income recorded for the year ended December 31, 2025 from the comparable 2024 period is due to an increase in provision for credit losses, a decrease in non-interest income, consisting primarily of gain on sale of loans held-for-sale and an increase in non-interest expenses, particularly compensation and benefits expense and the one-time core system conversion expenses.  These were partially offset by an increase in net interest income.  The increase in compensation and benefits expense for the year ended December 31, 2025 versus the comparable 2024 period was primarily related to additional headcount to staff the new Port Jefferson branch and expansion of the C&I lending vertical and lower deferred loan origination costs partially offset by lower incentive compensation expense resulting from reduced lending activity.  The Company’s effective tax rate increased to 24.8% for the year ended December 31, 2025 from 24.6% in the comparable 2024 period.

Net interest income was $60.5 million for the year ended December 31, 2025, an increase of $7.4 million, or 13.91% from the comparable 2024 period, due to the improvement of the Company’s net interest margin to 2.75% in 2025 from 2.44% in 2024.  The cost of interest-bearing liabilities decreased to 3.88% in 2025 from 4.40% in 2024, a decrease of 52 basis points.  This decrease was partially offset by an 18 basis points decrease in the yield on interest earning assets to 5.94% in 2025 from 6.12% in 2024.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “Our fourth quarter core performance, as evidenced by our steadily increasing NIM, expanding commercial deposit base, diversifying verticals and strong Pre-Provision Net Revenue of $6.2 million, underscored the strength of our growing opportunity.  With the decision in the fourth quarter to address the impact of certain challenging credits through proactive and focused NPL resolution, we have positioned the Bank for what we believe will be sustained performance in 2026.”

Mr. Puorro stated “strong loan pipelines, opportunistic relationship-based CRE lending in and around Long Island, while continuing to pro-actively manage our concentration ratio and expanding our commercial branch footprint all point to Hanover Bank as the bank of choice for business owners across Long Island and the broader New York Metro area.  We are excited about capitalizing on growth opportunities in our local marketplace, which has become widely underserved due to significant consolidation of locally based commercial financial institutions.  We look forward to the positive impacts of continuing our execution on increasing local market share and the potential benefits of a liability sensitive balance sheet and an improved yield curve.”

Balance Sheet Highlights

Total assets were $2.38 billion at December 31, 2025 versus $2.31 billion at December 31, 2024.  Total securities available for sale (“AFS”) at December 31, 2025 were $99.6 million, an increase of $15.8 million from December 31, 2024, primarily driven by growth in collateralized mortgage obligations and corporate bonds.  During the three months ended December 31, 2025, a total of $13.5 million AFS securities were purchased and $7.6 million were sold at a gain of $215 thousand.

Total deposits were $2.03 billion at December 31, 2025 versus $1.95 billion at December 31, 2024.  Total deposits increased $74.1 million, or 3.79%, from December 31, 2024.  Demand deposits increased $36.1 million, or 17.07%, from December 31, 2024.  Our loan to deposit ratio improved to 99% at December 31, 2025 from 102% at December 31, 2024.  On a linked quarter basis, total deposits increased $53.6  million or 2.71%, from September 30, 2025.

Borrowings at December 31, 2025 were $100.7 million, with a weighted average rate and term of 4.36% and 12 months, respectively.  At December 31, 2025 and 2024, the Company had $100.7 million and $107.8 million, respectively, of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at December 31, 2025 and 2024.  The Company had no borrowings outstanding under lines of credit with correspondent banks at December 31, 2025 and 2024.

Stockholders’ equity was $200.3 million at December 31, 2025 as compared to $196.6 million at December 31, 2024.  Retained earnings increased by $4.5 million due primarily to net income of $7.5 million for the year ended December 31, 2025, which was offset by $3.0 million of dividends declared.  The accumulated other comprehensive loss at December 31, 2025 was 0.34% of total equity and was comprised of a $0.2 million after tax net unrealized loss on the investment portfolio and a $0.5 million after tax net unrealized loss on derivatives.  During the year ended December 31, 2025, the Company repurchased 81,975 shares of its common stock at an aggregate cost of $1.8 million.  As of December 31, 2025, 284,075 shares remained available for repurchase under the Company’s stock repurchase program.  Book value per share (including Series A preferred shares) increased to $27.02 at December 31, 2025 from $26.48 at December 31, 2024.  Tangible book value per share (including Series A preferred shares) increased to $24.41 at December 31, 2025 from $23.86 at December 31, 2024.

Loan Portfolio

For the year ended December 31, 2025, the Bank’s loan portfolio increased $15.2 million to $2.00 billion from December 31, 2024.  On a linked quarter basis, loans increased $12.1 million.  At December 31, 2025, the Company’s residential loan portfolio (including home equity) amounted to $777.0 million, with an average loan balance of $491 thousand and a weighted average loan-to-value ratio of 56%.  Commercial real estate (including construction) and multifamily loans totaled $1.08 billion at December 31, 2025, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As discussed below, approximately 36% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continues to improve, decreasing to 360% of capital at December 31, 2025 from 385% at December 31, 2024, with loans secured by office space accounting for 2.48% of the total loan portfolio and totaling $49.6 million at December 31, 2025.  The Company’s loan pipeline at December 31, 2025 is approximately $151.6 million, with approximately 68% being niche-residential, SBA and USDA lending opportunities.

The Bank originates loans for its portfolio and for sale in the secondary market under a residential flow origination program.  During the quarters ended December 31, 2025 and 2024, the Company sold $28.9 million and $19.1 million, respectively, of residential loans under its flow origination program and recorded gains on sale of loans held-for-sale of $0.6 million and $0.5 million, respectively.  Residential loan originations were $81 million and $246 million for the quarter and year ended December 31, 2025, respectively, representing the highest origination levels since 2019.

During the quarters ended December 31, 2025 and 2024, the Company sold approximately $6.0 million and $30.9 million, respectively, in government guaranteed SBA loans and recorded gains on sale of loans held-for-sale of $0.6 million and $2.5 million, respectively.  SBA loan originations and gains on sale continue to be lower due to a multitude of factors.  High interest rates, changes to SBA standard operating procedures, a less favorable economic outlook for many business owners, the Bank’s prudent decision to tighten credit in 2025 and the government shutdown in the fourth quarter all adversely impacted the volume and approval of SBA loans and, therefore, gain on sale income.

The Bank concluded 2025 with C&I loan originations of approximately $26.1 million in the fourth quarter and $95.3 million for the year.  Based on its existing pipeline, the Bank expects C&I lending and deposit activity to grow in 2026.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multifamily and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans as of December 31, 2025 is not significant at $11.1 million, all at floating interest rates.  As shown below, as of December 31, 2025, 25% of the loan balances in these combined portfolios will either have a rate reset or mature in 2026, with another 56% with rate resets or maturing in 2027.

Multifamily Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multifamily Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 12/31/2025)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period (Loan Data as of 12/31/2025)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	36	$107,538	$2,987	3.73%	2026	21	$42,814	$2,039	3.84%
2027	69	181,095	2,625	4.42%	2027	51	121,488	2,382	4.22%
2028	15	20,711	1,381	6.14%	2028	12	10,015	835	7.07%
2029	6	4,849	808	7.70%	2029	4	4,272	1,068	6.38%
2030	8	20,268	2,534	6.19%	2030	7	13,617	1,945	6.32%
2031+	4	13,173	3,293	4.21%	2031+	2	226	113	5.50%
Fixed Rate	138	347,634	2,519	4.45%	Fixed Rate	97	192,432	1,984	4.48%
Floating Rate	2	568	284	9.07%	Floating Rate	1	449	449	9.00%
Total	140	$348,202	$2,487	4.45%	Total	98	$192,881	$1,968	4.49%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 12/31/2025)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	40	$54,861	$1,372	5.73%
2027	85	148,887	1,752	4.95%
2028	28	30,444	1,087	6.65%
2029	5	5,931	1,186	6.70%
2030	14	13,511	965	6.98%
2031+	9	2,910	323	5.50%
Fixed Rate	181	256,544	1,417	5.47%
Floating Rate	9	9,575	1,064	8.68%
Total CRE-Inv.	190	$266,119	$1,401	5.59%

Stabilized Multifamily Pro Forma Stress Results

The table below reflects a proforma stressed evaluation of the Bank’s Multifamily stabilized loan portfolio as of December 31, 2025, using the primary assumption for a revised Debt Service Coverage Ratio (“DSCR”) calculation, for all loans where the current interest rate is below 6%.  The current balance for these loans is recast at 5.75% (despite lower current market rates) with a 30-year amortization.  The chart below reflects the impact of these adjustments on the portfolio.  The projected loan to value (“LTV”) assumption resets all loans using a 6% cap rate (despite lower current cap rates) and the last reported property net operating income (“NOI”) to determine an implied property valuation and based on the current loan balance the resultant LTV.

Multifamily Stabilized Rent Portfolio (Loan Data as of 12/31/2025)
DSCR Range	# Loans	Total O/S ($000's omitted)	% of Total MF Portfolio	Current Weighted Average LTV	Projected Weighted Average LTV

< 1.0	9	$13,877	3%	60%	97%
1.0 < x <1.2	13	35,520	7%	65%	75%
1.2 < x <1.3	17	43,107	8%	63%	70%
1.3 < x <1.5	24	57,106	10%	63%	61%
1.5 < x <2.0	21	34,380	6%	58%	56%
x > 2.0	14	8,891	2%	44%	36%
Total	98	$192,881	36%	61%	66%

As reflected above, the results show approximately 3%, or 9 loans totaling $14 million of the total multifamily portfolio would have proforma DSCR’s less than 1x while maintaining projected weighted average LTV’s under 100%.  Approximately 97% or 89 loans totaling $179 million would possess DSCR’s greater than 1x while maintaining a projected weighted average LTV well within our policy guidelines.  Additionally, 74% of the stabilized loans and 73% of the entire multifamily portfolio are further secured with personal guarantees from the borrowers.  Based on the maturities and rate resets in the previous 12 months, we believe the overall demand for multifamily housing in our market will allow our borrowers to address any adverse impact proactively.  Of the previous 12 months maturities and rate resets, 22% of the loan pool successfully refinanced with other institutions and the balance remained with the Bank.

Rental breakdown of Multifamily portfolio

The table below segments our portfolio of loans secured by Multifamily properties based on rental terms and location as of December 31, 2025.  As shown below, 64% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multifamily Loan Portfolio - Loans by Rent Type (Loan Data as of 12/31/2025)
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multifamily	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	140	$348,202	64%	$2,487	61.4%	1.45	11
Location
Manhattan	6	$9,792	2%	$1,632	50.6%	2.13	15
Other NYC	94	$261,184	48%	$2,779	61.2%	1.42	9
Outside NYC	40	$77,226	14%	$1,931	63.2%	1.48	14

Stabilized	98	$192,881	36%	$1,968	61.4%	1.46	12
Location
Manhattan	7	$10,329	2%	$1,476	47.7%	1.71	19
Other NYC	80	$165,540	31%	$2,069	62.2%	1.43	11
Outside NYC	11	$17,012	3%	$1,547	62.6%	1.59	14

Office Property Exposure

The Bank’s exposure to the Office market is not significant.  Loans secured by office space accounted for 2.48% of the total loan portfolio at December 31, 2025, with a total balance of $49.6 million, of which less than 1% is located in Manhattan.  The pool has a 2.30x weighted average DSCR, a 52% weighted average LTV and less than $350,000 of exposure in Manhattan.

Asset Quality and Allowance for Credit Losses

At December 31, 2025, the Bank reported $21.6 million in non-performing loans, or $17.9 million net of $3.7 million that is government guaranteed by the SBA, compared to gross non-performing loans of $17.2 million at September 30, 2025, and $16.4 million at December 31, 2024.  At December 31, 2025 non-performing loans were 1.08% of total loans outstanding versus 0.82% at December 31, 2024.  Excluding the guaranteed portion, non-performing loans were 0.90% of total loans outstanding at December 31, 2025 versus 0.82% at December 31, 2024.

During the quarter ended December 31, 2025, the Company initiated a strategic credit cleanup and recorded net charge-offs of $9.6 million.  The $9.6 million consisted of a $4.0 million partial charge-off on a C&I loan that had deteriorated to non-performing status during the quarter.  This loan is to a borrower whose business has been negatively impacted by tariffs and other economic challenges.  In conjunction with the charge-off, a $1.0 million specific reserve has been established for this loan.  The remaining $5.6 million was comprised of full and partial charge-offs on non-performing loans which had previously established specific reserves of $3.6 million.  Of the $5.6 million charge-off, $709 thousand related to the sale of $5.0 million of one- to four-family residential non-performing loans.

During the fourth quarter of 2025, the Bank recorded a provision for credit losses of $6.1 million (including a $175 thousand provision for credit losses on unfunded commitments).  The current quarter’s provision was largely impacted by the aforementioned $9.6 million in net charge-offs and $1.0 million specific reserve.  The December 31, 2025 allowance for credit losses was $18.7 million versus $22.4 million at September 30, 2025 and $22.8 million at December 31, 2024.  The allowance for credit losses as a percentage of total loans was 0.93% at December 31, 2025, 1.12% at September 30, 2025 and 1.15% at December 31, 2024.

Net Interest Margin

The Bank’s net interest margin increased to 2.84% for the quarter ended December 31, 2025 compared to 2.53% in the quarter ended December 31, 2024.  Reversal of accrued interest income on a C&I nonaccrual loan reduced the net interest margin by 7 basis points for the quarter ended December 31, 2025.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multifamily and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Port Jefferson, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Bowery, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted basic and diluted earnings per share, adjusted return on average assets, adjusted return on average equity, pre-provision net revenue (“PPNR”), PPNR return on average assets, tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of adjusted net income, PPNR, TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect as a result of inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors that might cause such a difference include, but are not limited to: (1) the impact of a pandemic or other health crises and the government’s response to such pandemic or crises on our operations as well as those of our customers and on the economy generally and in our market area specifically, (2) competitive pressures among depository institutions may increase significantly; (3) changes in the interest rate environment may reduce interest margins; (4) loan origination and sale volumes, charge-offs and credit loss provisions may vary substantially from period to period; (5) general economic conditions may be less favorable than expected; (6) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions may adversely affect the businesses in which Hanover Bancorp, Inc. is engaged; (8) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; (9) changing political conditions and the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; (10) changes and trends in the securities markets may adversely impact Hanover Bancorp, Inc.; (11) a delayed or incomplete resolution of regulatory issues could adversely impact our planning; (12) difficulties in integrating any businesses that we may acquire, which may increase our expenses and delay the achievement of any benefits that we may expect from such acquisitions; (13) the impact of the strategic credit cleanup that we implemented during the fourth quarter of 2025; (14) the impact of reputation risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity could be significant; and (15) the outcome of any future regulatory and legal investigations and proceedings may not be anticipated.  Further information on other factors that could affect the financial results of Hanover Bancorp, Inc. are included in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	December 31,	September 30,	December 31,
	2025	2025	2024
Assets
Cash and cash equivalents	$208,904	$167,569	$162,857
Securities-available for sale, at fair value	99,552	100,037	83,755
Investments-held to maturity	1,017	3,520	3,758
Loans held for sale	6,407	8,852	12,404

Loans, net of deferred loan fees and costs	2,000,749	1,988,683	1,985,524
Less: allowance for credit losses	(18,694)	(22,354)	(22,779)
Loans, net	1,982,055	1,966,329	1,962,745

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,313	14,549	15,337
Operating lease assets	9,855	10,375	8,337
Other assets	41,825	41,181	43,749
Assets	$2,383,096	$2,331,580	$2,312,110

Liabilities and stockholders’ equity
Core deposits	$1,518,491	$1,412,519	$1,456,513
Time deposits	509,896	562,304	497,770
Total deposits	2,028,387	1,974,823	1,954,283

Borrowings	100,725	100,725	107,805
Subordinated debentures	24,743	24,729	24,689
Operating lease liabilities	10,567	11,072	9,025
Other liabilities	18,408	18,398	19,670
Liabilities	2,182,830	2,129,747	2,115,472

Stockholders’ equity	200,266	201,833	196,638
Liabilities and stockholders’ equity	$2,383,096	$2,331,580	$2,312,110

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Interest income	$32,599	$33,057	$130,479	$133,022
Interest expense	16,769	19,249	70,002	79,930
Net interest income	15,830	13,808	60,477	53,092
Provision for credit losses	6,100	400	10,382	4,940
Net interest income after provision for credit losses	9,730	13,408	50,095	48,152

Loan servicing and fee income	1,049	981	4,270	3,690
Service charges on deposit accounts	234	136	750	469
Gain on sale of loans held-for-sale	1,244	3,014	7,345	10,940
Gain on sale of investments	215	27	215	31
Other operating income	23	29	263	209
Non-interest income	2,765	4,187	12,843	15,339

Compensation and benefits	6,877	6,699	27,886	25,600
Conversion expenses	—	—	3,180	—
Occupancy and equipment	2,036	1,810	7,742	7,222
Data processing	339	536	1,753	2,096
Professional fees	752	782	3,149	3,079
Federal deposit insurance premiums	352	375	1,388	1,418
Other operating expenses	2,003	2,198	7,886	7,697
Non-interest expense	12,359	12,400	52,984	47,112

Income before income taxes	136	5,195	9,954	16,379
Income tax expense	103	1,293	2,466	4,033

Net income	$33	$3,902	$7,488	$12,346

Earnings per share ("EPS"):(1)
Basic	$—	$0.53	$1.00	$1.67
Diluted	$—	$0.52	$1.00	$1.66

Average shares outstanding for basic EPS (1)(2)	7,443,861	7,427,583	7,471,442	7,403,758
Average shares outstanding for diluted EPS (1)(2)	7,447,556	7,456,471	7,477,358	7,432,741

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Interest income	$32,599	$32,994	$32,049	$32,837	$33,057
Interest expense	16,769	17,771	17,254	18,208	19,249
Net interest income	15,830	15,223	14,795	14,629	13,808
Provision for credit losses	6,100	1,325	2,357	600	400
Net interest income after provision for credit losses	9,730	13,898	12,438	14,029	13,408

Loan servicing and fee income	1,049	1,057	1,083	1,081	981
Service charges on deposit accounts	234	237	162	117	136
Gain on sale of loans held-for-sale	1,244	1,451	2,298	2,352	3,014
Gain on sale of investments	215	—	—	—	27
Other operating income	23	40	18	182	29
Non-interest income	2,765	2,785	3,561	3,732	4,187

Compensation and benefits	6,877	6,774	7,003	7,232	6,699
Conversion expenses	—	—	—	3,180	—
Occupancy and equipment	2,036	1,960	1,910	1,836	1,810
Data processing	339	313	508	593	536
Professional fees	752	732	878	787	782
Federal deposit insurance premiums	352	334	365	337	375
Other operating expenses	2,003	1,900	1,952	2,031	2,198
Non-interest expense	12,359	12,013	12,616	15,996	12,400

Income before income taxes	136	4,670	3,383	1,765	5,195
Income tax expense	103	1,179	940	244	1,293

Net income	$33	$3,491	$2,443	$1,521	$3,902

Earnings per share ("EPS"):(1)
Basic	$—	$0.47	$0.33	$0.20	$0.53
Diluted	$—	$0.47	$0.33	$0.20	$0.52

Average shares outstanding for basic EPS (1)(2)	7,443,861	7,477,647	7,500,871	7,463,537	7,427,583
Average shares outstanding for diluted EPS (1)(2)	7,447,556	7,483,319	7,506,584	7,469,489	7,456,471

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
ADJUSTED NET INCOME:
Net income, as reported	$33	$3,902	$7,488	$12,346
Adjustments:
Conversion expenses	—	—	3,180	—
Severance and retirement expenses	—	—	—	219
Total adjustments, before income taxes	—	—	3,180	219
Adjustment for reported effective income tax rate	—	—	608	55
Total adjustments, after income taxes	—	—	2,572	164
Adjusted net income	$33	$3,902	$10,060	$12,510
Basic earnings per share - adjusted	$—	$0.53	$1.35	$1.69
Diluted earnings per share - adjusted	$—	$0.52	$1.35	$1.68

ADJUSTED OPERATING EFFICIENCY RATIO:
Operating efficiency ratio, as reported	66.46%	68.91%	72.26%	68.85%
Adjustments:
Conversion expenses	—%	—%	(4.34)%	—%
Severance and retirement expenses	—%	—%	—%	(0.32)%
Adjusted operating efficiency ratio	66.46%	68.91%	67.92%	68.53%

ADJUSTED RETURN ON AVERAGE ASSETS	0.01%	0.70%	0.45%	0.56%
ADJUSTED RETURN ON AVERAGE EQUITY	0.06%	7.98%	5.01%	6.54%
ADJUSTED RETURN ON AVERAGE TANGIBLE EQUITY	0.07%	8.87%	5.55%	7.28%

PRE-PROVISION NET REVENUE ("PPNR"):
Net income, as reported	$33	$3,902	$7,488	$12,346
Add: Provision for credit losses	6,100	400	10,382	4,940
Add: Provision for income taxes	103	1,293	2,466	4,033
Pre-provision net revenue	$6,236	$5,595	$20,336	$21,319

PRE-PROVISION NET REVENUE RETURN ON AVERAGE ASSETS	1.08%	1.00%	0.90%	0.95%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

Note: Prior period information has been adjusted to conform with current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Profitability:
Return on average assets	0.01%	0.70%	0.33%	0.55%
Return on average equity (1)	0.06%	7.98%	3.73%	6.45%
Return on average tangible equity (1)	0.07%	8.87%	4.13%	7.18%
Pre-provision net revenue return on assets	1.08%	1.00%	0.90%	0.95%
Yield on average interest-earning assets	5.84%	6.06%	5.94%	6.12%
Cost of average interest-bearing liabilities	3.67%	4.24%	3.88%	4.40%
Net interest rate spread (2)	2.17%	1.82%	2.06%	1.72%
Net interest margin (3)	2.84%	2.53%	2.75%	2.44%
Non-interest expense to average assets	2.15%	2.21%	2.35%	2.11%
Operating efficiency ratio (4)	66.46%	68.91%	72.26%	68.85%

Average balances:
Interest-earning assets	$2,215,026	$2,169,595	$2,196,075	$2,174,000
Interest-bearing liabilities	1,812,906	1,804,700	1,805,831	1,818,110
Loans	2,002,675	2,003,686	1,987,356	2,005,524
Deposits	1,914,096	1,853,828	1,894,198	1,840,378
Borrowings	132,850	153,126	135,197	174,327

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Asset quality:
Provision for credit losses - loans (1)	$5,925	$1,375	$2,170	$600
Net (charge-offs)/recoveries	(9,585)	(592)	(3,524)	(454)
Allowance for credit losses	18,694	22,354	21,571	22,925
Allowance for credit losses to total loans (2)	0.93%	1.12%	1.10%	1.17%
Non-performing loans	$21,604	$17,169	$12,651	$11,697
Non-performing loans: guaranteed portion (4)	3,670	176	176	176
Non-performing loans: non-guaranteed portion	17,934	16,993	12,475	11,521
Non-performing loans/total loans	1.08%	0.86%	0.64%	0.60%
Non-performing loans, excluding guaranteed/total loans	0.90%	0.85%	0.63%	0.59%
Non-performing loans/total assets	0.91%	0.74%	0.55%	0.51%
Non-performing loans, excluding guaranteed/total assets	0.75%	0.73%	0.54%	0.50%
Allowance for credit losses/non-performing loans	86.53%	130.20%	170.51%	195.99%
Allowance for credit losses/non-performing loans, excluding guaranteed	104.24%	131.55%	172.91%	198.98%

Capital (Bank only):
Tier 1 Capital	$204,431	$205,434	$203,282	$201,925
Tier 1 leverage ratio	9.05%	9.15%	9.29%	8.95%
Common equity tier 1 capital ratio	12.90%	13.13%	13.16%	13.37%
Tier 1 risk based capital ratio	12.90%	13.13%	13.16%	13.37%
Total risk based capital ratio	14.15%	14.38%	14.41%	14.62%

Equity data:
Shares outstanding (3)	7,410,403	7,467,390	7,499,243	7,503,731
Stockholders’ equity	$200,266	$201,833	$198,885	$196,643
Book value per share (3)	27.02	27.03	26.52	26.21
Tangible common equity (3)	180,902	182,456	179,495	177,239
Tangible book value per share (3)	24.41	24.43	23.94	23.62
Tangible common equity (“TCE”) ratio (3)	7.65%	7.89%	7.83%	7.80%

(1)	Excludes $175 thousand, ($50) thousand, $187 thousand and $0 provision for credit losses on unfunded commitments for the quarters ended 12/31/25, 9/30/25, 6/30/25 and 3/31/25, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.
(4)	Guaranteed by the SBA.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Loan distribution (1):
Residential mortgages	$751,536	$725,873	$715,418	$708,649
Multifamily	541,083	537,333	539,573	535,429
Commercial real estate - OO	275,747	267,050	267,223	264,855
Commercial real estate - NOO	260,903	271,201	271,552	280,345
Commercial & industrial	145,591	161,240	148,907	146,050
Home equity	25,459	25,582	23,361	24,914
Consumer	430	404	418	432

Total loans	$2,000,749	$1,988,683	$1,966,452	$1,960,674

Sequential quarter growth rate	0.61%	1.13%	0.29%	(1.25)%

CRE concentration ratio	360%	362%	368%	369%

Loans sold during the quarter	$39,114	$44,532	$46,045	$46,649

Funding distribution:
Demand	$247,786	$232,984	$243,664	$215,569
N.O.W.	781,681	701,199	655,333	698,297
Savings	58,475	43,363	42,860	46,275
Money market	430,549	434,973	497,799	458,068
Total core deposits	1,518,491	1,412,519	1,439,656	1,418,209
Time	509,896	562,304	511,625	518,229
Total deposits	2,028,387	1,974,823	1,951,281	1,936,438
Borrowings	100,725	100,725	107,805	107,805
Subordinated debentures	24,743	24,729	24,716	24,702

Total funding sources	$2,153,855	$2,100,277	$2,083,802	$2,068,945

Sequential quarter growth rate - total deposits	2.71%	1.21%	0.77%	(0.91)%

Period-end core deposits/total deposits ratio	74.86%	71.53%	73.78%	73.24%

Period-end demand deposits/total deposits ratio	12.22%	11.80%	12.49%	11.13%

(1)	Excluding loans held for sale

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Tangible common equity
Total equity (2)	$200,266	$201,833	$198,885	$196,643	$196,638
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(196)	(209)	(222)	(236)	(250)
Tangible common equity (2)	$180,902	$182,456	$179,495	$177,239	$177,220

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$180,902	$182,456	$179,495	$177,239	$177,220
Total assets	2,383,096	2,331,580	2,311,976	2,291,527	2,312,110
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(196)	(209)	(222)	(236)	(250)
Tangible assets	$2,363,732	$2,312,203	$2,292,586	$2,272,123	$2,292,692
TCE ratio (2)	7.65%	7.89%	7.83%	7.80%	7.73%

Tangible book value per share
Tangible equity (2)	$180,902	$182,456	$179,495	$177,239	$177,220
Shares outstanding (2)	7,410,403	7,467,390	7,499,243	7,503,731	7,427,127
Tangible book value per share (2)	$24.41	$24.43	$23.94	$23.62	$23.86

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended December 31, 2025 and 2024

(unaudited, dollars in thousands)

	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,002,675	$29,968	5.94%	$2,003,686	$30,753	6.11%
Investment securities	103,763	1,467	5.61%	94,886	1,381	5.79%
Interest-earning cash	100,818	1,017	4.00%	62,850	747	4.73%
FHLB stock and other investments	7,770	147	7.51%	8,173	176	8.57%
Total interest-earning assets	2,215,026	32,599	5.84%	2,169,595	33,057	6.06%
Non interest-earning assets:
Cash and due from banks	13,914			8,973
Other assets	52,410			50,068
Total assets	$2,281,350			$2,228,636

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,177,567	$9,929	3.35%	$1,152,755	$11,916	4.11%
Time deposits	502,489	5,121	4.04%	498,819	5,642	4.50%
Total savings and time deposits	1,680,056	15,050	3.55%	1,651,574	17,558	4.23%
Borrowings	108,116	1,178	4.32%	128,446	1,365	4.23%
Subordinated debentures	24,734	541	8.68%	24,680	326	5.25%
Total interest-bearing liabilities	1,812,906	16,769	3.67%	1,804,700	19,249	4.24%
Demand deposits	234,040			202,254
Other liabilities	29,915			27,168
Total liabilities	2,076,861			2,034,122
Stockholders’ equity	204,489			194,514
Total liabilities & stockholders’ equity	$2,281,350			$2,228,636
Net interest rate spread			2.17%			1.82%
Net interest income/margin		$15,830	2.84%		$13,808	2.53%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Years Ended December 31, 2025 and 2024

(unaudited, dollars in thousands)

	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,987,356	$119,688	6.02%	$2,005,524	$122,970	6.13%
Investment securities	97,273	5,690	5.85%	98,238	5,992	6.10%
Interest-earning cash	103,536	4,505	4.35%	60,868	3,191	5.24%
FHLB stock and other investments	7,910	596	7.53%	9,370	869	9.27%
Total interest-earning assets	2,196,075	130,479	5.94%	2,174,000	133,022	6.12%
Non interest-earning assets:
Cash and due from banks	10,690			8,567
Other assets	51,546			50,461
Total assets	$2,258,311			$2,233,028

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,177,032	$43,240	3.67%	$1,160,115	$51,457	4.44%
Time deposits	493,602	20,596	4.17%	483,668	21,060	4.35%
Total savings and time deposits	1,670,634	63,836	3.82%	1,643,783	72,517	4.41%
Borrowings	110,483	4,647	4.21%	149,667	6,109	4.08%
Subordinated debentures	24,714	1,519	6.15%	24,660	1,304	5.29%
Total interest-bearing liabilities	1,805,831	70,002	3.88%	1,818,110	79,930	4.40%
Demand deposits	223,564			196,595
Other liabilities	28,240			27,000
Total liabilities	2,057,635			2,041,705
Stockholders’ equity	200,676			191,323
Total liabilities & stockholders’ equity	$2,258,311			$2,233,028
Net interest rate spread			2.06%			1.72%
Net interest income/margin		$60,477	2.75%		$53,092	2.44%